SETTLEMENT AGREEMENT AND
RELEASE OF ALL CLAIMS

1.            The Parties.  This Settlement Agreement and Release of All Claims ("Agreement") is entered into between MATTHEW MORAN (hereinafter referred to as "Mr. Moran" and/or the "Employee") and SOUND COMMUNITY BANK, including, past and present, its subsidiary and affiliated corporations, directors, owners, shareholders, officers, managers, agents, and employees (collectively referred to herein as "the Bank" and/or the "Employer").

2.            Purpose.  Mr. Moran has been employed by the Bank as its Executive Vice President/Chief Lending Officer, which employment is the subject to Employment Agreement dated November 1, 2009; the Employment Addendum Agreement dated December 28, 2011 and the Change of Control Agreement dated October 30, 2013 (the "Employment Agreements"). On September 12, 2014, Mr. Moran provided the Bank written notice of his resignation as an employee and officer of the Bank.   The purpose of this Agreement is to set forth the terms of Mr. Moran's separation from service from the Bank.  By agreement of the Bank and Mr. Moran, the effective date of his separation will be October 15, 2014.

3.            Considerations.

3.1              Employee will receive a severance payment of (i) $37,915.25, to be paid in the form of salary continuation payments at his current annual base salary through December 31, 2014, subject to ordinary deductions and withholdings and (ii) a 9/12ths (or 75%) of any bonus earned by Mr. Moran under the Bank's Annual Incentive Plan for calendar year of 2014, which shall be calculated and paid to Mr. Moran no later than January 31, 2015.  The foregoing payments include any and all compensation to which Mr. Moran is entitled, including, but not limited to, accrued but unpaid vacation or other personal leave; however,   Employee also shall be entitled to exercise any option awards, in accordance with the terms thereof, granted to Employee that are vested and unexercised as of October 15, 2014, the date of Employee's termination of service with the Bank.

3.2            The Bank will continue to provide, at the Bank's expense, medical insurance coverage as currently in effect for Mr. Moran, his spouse and any covered dependents through January 31, 2015.

3.3            Employee acknowledges that no other sums of money are owed by Employer and that the sums paid to him under this Agreement are adequate consideration for the release of claims that he has executed.

3.4            Employee agrees to the release of claims as set forth hereinafter.

4.            Release.

4.1            Employee fully and forever releases and discharges the Employer, including, past and present, its subsidiary and affiliated corporations, directors, owners, shareholders, officers, agents, managers, and employees, from any and all claims, agreements, causes of action or obligations or liabilities of whatever kind or nature, which have existed or may have existed as of the date of this Agreement, including, but without in any way limiting the generality of the foregoing (1) any and all claims arising out of any act, transaction or occurrence which may have occurred with respect to Employee's employment and the termination thereof and/or voluntary resignation from the Bank, and (2) any claims arising from the Washington State Law Against Discrimination (RCW 49.60), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act ("ERISA"), as amended, the Fair Labor Standards Act of 1938, as amended, the federal Age Discrimination in Employment Act 29 U.S.C. 621 et. seq., or any other federal or state law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of, or cessation of Employee's relationship with the Bank.

4.2            This Agreement will not preclude the Employee from filing a complaint with the EEOC, Washington State Human Rights Agency or like agency.  However, Employee acknowledges that he forever waives any right to claim or receive financial compensation in connection with any enforcement proceeding by said agency or agencies.

4.3            Mr. Moran acknowledges and agrees that he received this Agreement on or before October 9, 2014.  Employee also acknowledges and agrees he has had at least twenty-one (21) calendar days from the date he received this Agreement to decide whether to sign it, and understands that he may sign the Agreement at any time on or before the expiration of this 21 day period.  Employee understands that for seven (7) calendar days after he signs this Agreement he has the right to revoke it, and this Agreement shall not become effective and enforceable until after the expiration of this seven day period.  The Agreement may not be revoked after the seven day period.

5.            Effect of Agreement.  This Agreement shall be binding on and inure to the benefit of the parties, their heirs and assigns, their spouses and marital communities, and their respective legal representatives, successors and assigns.

6.            Confidentiality.The terms of this Agreement shall be kept confidential by all parties, provided however, disclosure may be made by the parties to: (i) attorneys, accountants and financial advisors of the parties, (ii) to employees and officers of the Bank having a need to know, (iii) as may be required or compelled by legal process, and (iv) as may be required by applicable law, to include by way of example and not limitation, any and all federal and state securities laws (it being anticipated that a copy of this Agreement will be provided with a Form 8K filing with the United States Securities Exchange Commission by the Bank).

7.            Governing Law.  This Agreement shall be governed by the laws of the State of Washington.  In the event of any lawsuit arising from or relating to this Agreement, venue shall be in King County, Washington.

8.             Entire Agreement.  This writing contains the entire Agreement between Mr. Moran and the Bank and can only be modified in a writing signed by both parties.  The parties hereby acknowledge that this Agreement hereby supersedes all prior agreements entered into by the Bank and Mr. Moran including the Employment Agreements.  However, this Agreement shall not alter or revise the Non-Competition, Non-Disclosure and Non-Solicitation provisions set out in Section 8(a)-(f) of the November 1, 2009 Employment Agreement nor any fiduciary duties of Employee arising out of or in connection with his employment as Executive Vice President/Chief Lending Officer of the Bank.  Those shall survive and continue to be in effect.

9.            Representations.

9.1            Employee acknowledges that he has carefully read and understands the Agreement and that he is freely signing and executing the same.

9.2            Employee acknowledges that he has been encouraged to retain legal counsel to review this Agreement with him.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth opposite their respective signatures.

EMPLOYEE:

October 13, 2014		/s/ Matthew Moran
Date		Matthew Moran

EMPLOYER: SOUND COMMUNITY BANK

October 14, 2014	By:	/s/ Laura Lee Stewart
Date		Laura Lee Stewart, President and CEO